Exhibit 99.1

Healthcare Industry Leader Kenneth H. Paulus
 Joins Uroplasty’s Board of Directors

Brings 30 Years of Healthcare Delivery System Leadership Experience to Uroplasty

MINNEAPOLIS, MN, October 15, 2014 – Uroplasty, Inc. (NASDAQ: UPI), a medical device company that develops, manufactures and markets innovative proprietary products for the treatment of voiding dysfunctions, announced today that Kenneth H. Paulus has been appointed to the Company’s Board of Directors effective October 15, 2014. Mr. Paulus will chair the Board’s compensation committee and serve on the nominating committee.

Mr. Paulus currently serves as Chief Executive Officer of Allina Heath, a Minnesota-based health system with more than $3.5 billion in annual revenue. Allina owns and operates 90 clinics, 12 hospitals and 15 pharmacies, with 5,000 employed and associated physicians and 26,000 employees.

Before joining Allina Health in 2005, Mr. Paulus was President and Chief Executive Officer of Massachusetts-based HealthOne Care System, one of the nation's largest integrated physician organizations and a teaching and research affiliate of Harvard Medical School. Before his time at HealthOne, he served as the Chief Operating Officer of Boston-based Partners Community HealthCare/Partners HealthCare System. Partners HealthCare System is a teaching affiliate of Harvard Medical School that includes two of the nation's leading hospitals - Massachusetts General Hospital and Brigham and Women's Hospital.

“Ken’s experience as the leader of several large healthcare delivery systems offers important perspective as we continue to refine our strategy and expand our customer base,” said Rob Kill, Chairman & CEO of Uroplasty.  “In particular, his deep knowledge of the care delivery system adds significant value as we continue strategic R&D investments and evaluate expansion opportunities through business development activities. We are excited that Ken has chosen to join our Board and look forward to his substantive contributions.”

Mr. Paulus currently serves on the Board of Overseers for the University of Minnesota Carlson School of Business, is a trustee with Hamline University, and serves on the executive committee and board of directors for the Minnesota Hospital Association. He is a graduate of the University of Minnesota Masters Program in Healthcare Administration.

Uroplasty also reported that Tom Jamison and Lee Jones have resigned from the Board of Directors, effective October 15, 2014. “The Board would like to thank Mr. Jamison and Ms. Jones for their combined 22 years of service and contributions to Uroplasty,” said Mr. Kill.

About Uroplasty, Inc.
Uroplasty, Inc., headquartered in Minnetonka, Minnesota, with wholly-owned subsidiaries in the Netherlands and the United Kingdom, is a global medical device company that develops, manufactures and markets innovative proprietary products for the treatment of voiding dysfunctions. Our focus is the continued commercialization of our Urgent® PC Neuromodulation System, which we believe is the only commercially available, FDA-cleared system that delivers percutaneous tibial nerve stimulation (PTNS) for the office-based treatment of overactive bladder (OAB). OAB is a chronic condition that affects approximately 42 million U.S. adults.  The symptoms include urinary urgency, frequency and urge incontinence.  We also offer Macroplastique®, an injectable urethral bulking agent for the treatment of adult female stress urinary incontinence primarily due to intrinsic sphincter deficiency. For more information on the Company and its products, please visit Uroplasty, Inc. at www.uroplasty.com.

For Further Information:
Uroplasty, Inc.
Brett Reynolds, SVP and CFO
952-426-6152

EVC Group
Brian Moore/Doug Sherk (Investors)
415-652-9100
Janine McCargo (Media)
646-688-0425